Exhibit 10.16

FIDUCIE RÉSIDENCE JAAM

Operating Loan Agreement

Dated February 16th, 2010

To: Fiducie Résidence JAAM

Teliphone Inc., a company duly incorporated by the laws of Canada, located at 194 St-Paul St. West, suite 303, Montreal, Quebec H2Y 1Z8 CANADA (“Teliphone”)

Hereby requests

Fiducie Résidence JAAM, a company duly incorporate by the laws Canada, located at 218 de la Coulée, Mont-St-Hilaire, QC J3H 5Z6 (“JAAM”)

To provide a credit facility to Teliphone, subject to the following terms and conditions:

1.	Definitions

a.	“Loan” shall mean the credit facility provided pursuant to this Agreement and the amount of the loan shall mean at any time the aggregate of all amounts debited.
b.	“Loan Limit” shall mean One Million Dollars in United States Currency (US$1,000,000) or such lesser amount as may be determined by JAAM from time to time
c.	“Loan Rate” shall mean a rate equal to five percent (5%) per annum

2.	Interest

a.
Teliphone shall, both before and after demand or judgment, pay interest at the Loan Rate on the daily closing balance of the Loan up to the Loan Limit, such interest to be calculated and payable monthly on the last day of each month.

3.	Demand and Termination

a.
Teliphone shall pay the Loan to JAAM ON DEMAND, regardless of any covenants, conditions, obligations or events of default set out herein, including, without limitation, any provisions set out in the Addendum hereto.  JAAM may at any time terminate the Loan provided hereunder and demand payment of the Loan by notice as herein provided.

4.	Documentation

JAAM, 218 de la Coulée, Mont-St-Hilaire, QC J3H 5Z6

FIDUCIE RÉSIDENCE JAAM

a.	Teliphone shall deliver to JAAM from time to time, promptly on request, in form and substance satisfactory to JAAM:
i.	Any security required by JAAM and
ii.	All other documents and information required by JAAM
b.	Any security document delivered hereunder shall be held as additional security for the indebtedness of the undersigned for the Loan, and not in substitution or in satisfaction thereof.

5.	Costs

a.	Teliphone shall pay all reasonable costs, charges and expenses incurred by JAAM in the preparation or enforcement of this Agreement or any security required in connection with the Loan.

6.	Notices

a.
Any request for any documentation or information, notice of termination, demand for payment or other notice to be sent in connection with this Agreement may be delivered or mailed by prepaid ordinary mail or transmitted by facsimile if Teliphone, at their last known address or facsimile number in UHIC’s records.  Teliphone or JAAM, as applicable, shall be deemed to have received such request or notice on the date of delivery, if delivered, on the first business day following the date of transmission if transmitted by facsimile, and four (4) days after mailing, if mailed.

7.	General

a.	JAAM’s statement of account at any time shall constitute prima facie evidence of the Loan.
b.
This Agreement shall be binding upon Teliphone and its respective executors, administrators, successors and assigns.  Teliphone shall not assign any of its rights or obligations hereunder without the prior written consent of JAAM.

c.
The failure of Teliphone or JAAM to require performance by the other of any provision hereof shall in no way affect the right thereafter to enforce such provision, nor shall the waiver by either party of any breach of any covenant, condition or proviso of this Agreement or any other agreement between JAAM and Teliphone be taken or held to be a waiver of any further breach of the same covenant, condition or proviso.

d.	Teliphone agrees that the balance shown in any statement of account for the Loan provided by JAAM shall be deemed to be a correct and accurate statement of the Loan as at the date of the statement.
e.	All payments relating to the Loan made by Teliphone pursuant to this Agreement shall be paid in United States Dollars.
f.
If any other provision of this Agreement would oblige Teliphone to pay or entitle JAAM to receive any amount that is prohibited by law, then, notwithstanding such provision, such amount shall be deemed to have been adjusted with retroactive effect to the maximum permitted amount by law.  Notwithstanding the foregoing, if JAAM receives an amount in excess of the maximum permitted, then Teliphone shall be entitled, on providing written notice to JAAM, to obtain reimbursement of such excess.  Pending reimbursement, such excess shall be deemed to be payable by JAAM.  JAAM and Teliphone disavow any intent to receive or pay any amount in excess of that is permitted by law.

g.	Time shall be of the essence of this Agreement.
h.
It is the express wish of the parties that this Agreement and any related documents be drawn up and executed in English.  Les parties conviennent que la présente convention et tous les documents s’y rattachent soient rédigés et signés en anglais.

JAAM, 218 de la Coulée, Mont-St-Hilaire, QC J3H 5Z6

FIDUCIE RÉSIDENCE JAAM

By executing the Agreement below, Teliphone hereby agrees to the foregoing terms and conditions.

DATED as of the date set forth above.

Teliphone Inc.

By:          /s/ George Metrakos
George Metrakos
President

Fiducie Résidence JAAM

By:          /s/ Gilles Poliquin
Gilles Poliquin
                Administrator

By:          /s/ Ann-Marie Poudrier
Ann-Marie Poudrier
                Administrator

JAAM, 218 de la Coulée, Mont-St-Hilaire, QC J3H 5Z6